Exhibit (a)(5)(B)

CONFIDENTIAL 8 MARCH 2010 PRESENTATION TO SPECIAL COMMITTEE

CONFIDENTIAL 1 Disclaimer The information herein has been prepared by Lazard based upon information supplied by Sauer-Danfoss or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by Sauer-Danfoss with respect to the anticipated future performance of Sauer-Danfoss. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Sauer-Danfoss, or any other entity, or concerning solvency or fair value of Sauer-Danfoss or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Sauer-Danfoss as to the future financial performance of Sauer-Danfoss. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and information were prepared exclusively for the benefit and internal use of the Special Committee of Sauer-Danfoss and are not intended to confer rights or remedies upon any shareholders of Sauer-Danfoss or any other person. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to Sauer-Danfoss, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice.

CONFIDENTIAL 2 Summary of Current Offer ($ in millions, except per share data) Current Offer Price per Share: % Premium to Current % Premium to 1-Day Prior (12/18/09)(a): % Premium to 30 Trading Day Average: % Premium to 120 Trading Day Average: $13.25 9% 57% 48% 86% Minority Public Shares / Ownership: 11.8 million or 24.3% ownership Minority Buy-In Value: $156 Implied Equity Value: $648 Implied Enterprise Value: $1,205 Transaction Type: Cash tender offer Financing: No financing contingency Conditions: Tender of a majority of the minority (non-waivable) Danfoss ownership of at least 90% following the tender (waivable) No written agreement yet but draft disclosure documents indicate the following: — Current intention to effect a short-form merger in which shares not tendered would be converted into the right to receive cash equal to $13.25 per share — If there is a tender of the majority of the minority but less than 90% of the shares are tendered, current intention to effect a long form merger in which shares not tendered would be converted into the right to receive cash in an amount equal to $13.25 per share (a) Last trading day prior to the date on which Danfoss’s intention to make an offer was announced.

SAUER DANFOSS
CONFIDENTIAL

Current Offer in Context

($ in millions, except per share data)

			Initial Offer	Revised Offer	Current Offer	Public Trading Comparables			Precedent Transactions (d)	Minority Buy-In Premiums (e)
						Hydraulics Peers (a)	Selected Customers (b)	Mid-Cap Industrials (c)	Hydraulics	All Transactions
Per Share			**$10.10**	**$12.75**	**$13.25**					
Aggregate Equity Value			$494	$623	$648					
Net Debt (incl. Minority Interest)			*557*	*557*	*557*					
Aggregate Enterprise Value			$1,051	$1,180	$1,205					
Implied Sales Multiple	2008A	$2,091	0.50x	0.56x	0.58x	1.00x	0.59x	1.00x	--	--
	2009A	1,159	0.91	1.02	1.04	1.21	1.03	1.23	1.13x	--
	2010E	1,340	0.78	0.88	0.90	1.15	0.97	1.31	--	--
	2011E	1,434	0.73	0.82	0.84	1.06				
Implied EBITDA Multiple	2008A	$221	4.7x	5.3x	5.4x	7.7x	6.2x	7.1x	--	--
	2009A	(26)	NM	NM	NM	12.1	8.4	9.8	8.2x	--
	2010E	159	6.6	7.4	7.6	9.4	9.4	9.3	--	--
	2011E	172	6.1	6.9	7.0	7.8				
Premium to Unaffected Price										
1-Day Prior Share Price		$8.44	20%	51%	57%	--	--	--	--	38%
1-Week Prior Share Price		9.19	10%	39%	44%	--	--	--	--	41%
4-Week Prior Share Price		8.95	13%	42%	48%	--	--	--	--	31%

Source: Management forecasts as of 3/1/2010.
Note: EBITDA adjusted to exclude one-time charges.
(a) Hydraulics Peers include Eaton and Parker-Hannifin.
(b) Selected Customers include AGCO, Cargotec, Caterpillar, CNH, Deere, Doosan Infracore, Haulotte, Manitou, Oshkosh, Palfinger, Terex, and Toro.
(c) Mid-Cap Industrials include A.O. Smith, Actuant, Astec, Baldor, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Robbins & Myers.
(d) Includes selected Hydraulics transactions since 1998.
(e) Includes pending and completed minority buy-ins with U.S. targets and transaction values in excess of $50 million. 100% cash transactions only.

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SAUER DANFOSS
CONFIDENTIAL

Danfoss A/S Business Overview

(€ in millions)

Sauer-Danfoss is the largest business in the overall Danfoss portfolio

Danfoss

Danfoss Refrigeration & Air Conditioning Division	Danfoss Heating Division	Danfoss Motion Controls Division	Sauer-Danfoss
FY'08A Sales: €1,448	FY'08A Sales: €913	FY'08A Sales: €639	FY'08A Sales: €1,453 FY'09A Sales: €808
■ Danfoss Automatic Controls ■ Danfoss Household Compressors ■ Danfoss Compressors ■ Danfoss Electronic Controls & Sensors ■ Danfoss Industrial Automation	■ Danfoss Heating Controls ■ Danfoss District Heating ■ Danfoss Heating Solutions ■ Danfoss Water Controls ■ Danfoss Heat Pumps	■ Danfoss Drives ■ Danfoss Gearmotors ■ Danfoss Silicon Power ■ Danfoss Solar Inverters	■ Propel ■ Work Function ■ Controls

Source: Company filings and Company website.
Note: Excludes corporate items. Assumes Euro to Danish Krone exchange rate of 7.44 and USD to Euro exchange rate of 1.43.

4 | Lazard

CONFIDENTIAL 5 Stock Price Performance: Last 5 Years PRICE/VOLUME HISTORY 0.00 10.00 20.00 30.00 40.00 $50.00 Mar 05 Mar 06 Mar 07 Mar 08 Mar 09 Mar 10 0 1,000,000 2,000,000 3,000,000 4,000,000 5,000,000 6,000,000 Price Volume 21 Dec 09 Danfoss A/S announces cash tender offer of $10.10 per share Average Price Pre-Initial Offer 1 Week $9.09 1 Year $6.46 1 Month 9.19 2 Years 14.97 3 Months 8.37 3 Years 19.66 Price Post-Initial Offer Current $12.11 Avg. Since Offer 11.88 Current Offer: $13.25 Source: FactSet.

CONFIDENTIAL 6 Stock Price Performance in Context: Last 5 Years 0 100 200 300 400 500 Mar 05 Mar 06 Mar 07 Mar 08 Mar 09 Mar 10 0.0 10.0 20.0 30.0 40.0 50.0 60.0 70.0 Sauer-Danfoss Hydraulics Peers Selected Customers Mid-Cap Industrials Purchasing Managers' Index Indexed Total Return $12.11 (40%) 37% 116% 39% (b) (a) (c) PMI 56.5 54.9 $23.21 Since mid-2008 Sauer- Danfoss stock has underperformed due to company specific factors Other peers are part of larger, diversified industrial companies (e.g., Parker, Eaton) Liquidity concerns about Sauer-Danfoss until November 2009 Operating underperformance relative to peers Sauer-Danfoss’s high leverage Source: FactSet, ISM. (a) Hydraulics Peers include Eaton, Parker-Hannifin, and Sun Hydraulics. (b) Selected Customers include AGCO, Cargotec, Caterpillar, CNH, Deere, Doosan Infracore, Haulotte, Manitou, Oshkosh, Palfinger, Terex, and Toro. (c) Mid-Cap Industrials include A.O. Smith, Actuant, Astec, Baldor, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Robbins & Myers.

CONFIDENTIAL 7 Stock Price Performance Since Tender Offer Announcement 305 130 84 101 87 289 211 185 54 276 134 50 113 78 229 94 112 76 113 103 80 105 72 134 122 88 56 87 136 64 57 83 95 157 49 153 45 41 53 80 21 63 27 50 48 42 46 958 1,444 10.00 11.00 12.00 $13.00 14.00 12/22/09 12/28/09 12/31/09 1/6/10 1/11/10 1/14/10 1/20/10 1/25/10 1/28/10 2/2/10 2/5/10 2/10/10 2/16/10 2/19/10 2/24/10 3/1/10 3/4/10 0 200 400 600 800 1,000 1,200 1,400 1,600 SHS High SHS Low SHS Close Current Offer Price: $13.25 Share Price Volume (000s) Current Price: $12.11 Source: Company press releases, FactSet.

CONFIDENTIAL 8 Ownership Profile and Cost Basis Analysis Source: FactSet. OWNERSHIP PROFILE (AS OF 12/31/09) SIX MONTH COST BASIS (AS OF 3/4/10) 433.1 934.2 3,740.3 3,410.3 2,345.8 0.0 5,473.1 1,805.5 100.0% 90.0% 59.9% 59.9% 47.0% 28.2% 7.5% 2.4% 0 1,000 2,000 3,000 4,000 5,000 6,000 $5.00 - $6.00 $6.00 - $7.00 $7.00 - $8.00 $8.00 - $9.00 $9.00 - $10.00 $10.00 - $11.00 $11.00 - $12.00 $12.00 - $13.00 0% 25% 50% 75% 100% Volume (000's) % Cumulative Distribution ONE YEAR COST BASIS (AS OF 3/4/10) 14,156.5 5,756.0 5,473.1 1,805.5 18,220.3 7,531.9 100.0% 96.6% 86.3% 75.4% 61.2% 26.7% 0 4,000 8,000 12,000 16,000 20,000 $2.00 - $4.00 $4.00 - $6.00 $6.00 - $8.00 $8.00 - $10.00 $10.00 - $12.00 $12.00 - $14.00 0% 25% 50% 75% 100% Volume (000's) % Cumulative Distribution SAUER-DANFOSS Institutions Current Shares % Minority O/S Mason Capital Management 761,026 6.5% Dimensional Fund Advisors 755,616 6.4% Vanguard Group 646,855 5.5% Lonestar Capital Management 500,000 4.3% Dreyfus Investment Advisors 485,699 4.1% Top 5 Institutions 3,149,196 26.8% BlackRock Global Investors 476,552 4.1% State Street Global Advisors 332,509 2.8% Technical Financial Services 247,644 2.1% TIAA-CREF Asset Management 215,593 1.8% Northern Trust Investments 192,957 1.6% Grace & White 183,092 1.6% Zebra Capital Management 170,576 1.5% First Manhattan 157,453 1.3% Parametric Portfolio Associates 148,681 1.3% Bank of NY Mellon Asset Management 121,579 1.0% Top 15 Institutions 5,395,832 45.9% Total Institutions 7,202,711 61.3% Other Minority Shareholders 4,554,715 38.7% Total Minority Shares Outstanding 11,757,426 100.0% Total Shares Traded / Current Minority Shares Outstanding = 154% Total Shares Traded / Current Minority Shares Outstanding = 450%

SAUER DANFOSS
CONFIDENTIAL

Management Forecast Summary

($ in millions)

SUMMARY FINANCIALS

	2006A	2007A	2008A	2009A	2010E	2011E	2012E
Sales	$1,739	$1,973	$2,091	$1,159	$1,340	$1,434	$1,555
% growth	*12.4%*	*13.4%*	*6.0%*	*(44.6%)*	*15.6%*	*7.0%*	*8.4%*
EBITDA	$226	$233	$221	($26)	$159	$172	$202
% margin	*13.0%*	*11.8%*	*10.6%*	*(2.2%)*	*11.8%*	*12.0%*	*13.0%*
CapEx	$116	$135	$198	$43	$30	$41	$47
% of sales	*6.7%*	*6.9%*	*9.5%*	*3.7%*	*2.3%*	*2.9%*	*3.0%*
Net Working Capital	$390	$470	$417	$232	$243	$251	$269
% of sales	*22.4%*	*23.8%*	*19.9%*	*20.0%*	*18.1%*	*17.5%*	*17.3%*
Memo:							
CapEx as % of Sales							
Eaton [(a)]	3.8%	2.3%	2.1%	2.0%	2.0%	2.0%	--
Parker-Hannifin [(b)]	3.4%	3.1%	4.0%	3.0%	2.0%	2.3%	--

KEY ASSUMPTIONS / OBSERVATIONS

- Forecast prepared by management at the request of Special Committee Jan 6th – 12th and subsequently revised on March 1st
  - *Management did not have an existing forecast beyond 2010 that reflected their growth and performance expectations*
  - Management independently revised the forecast on March 1st
- Significant top-line growth between 2009 and 2012 (10% CAGR)
  - Assumes sharp rebound in end-markets, market share gains and new product introductions
- Return to peak margins by 2012
  - Assumes execution of restructuring plan involving manufacturing improvements, procurement savings, outsourcing of parts, capacity shift to Eastern Europe and price increases
- Significant structural reduction in CapEx
  - Based on expected shift from vertical integration (manufacturing own parts and tools) to more outsourcing of parts
- Significant improvement in Net Working Capital assumed

Source: *Management forecasts as of 3/1/2010.*
Note: EBITDA adjusted to exclude one-time charges.
(a) Hydraulics segment only.
(b) Industrials segment only.

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CONFIDENTIAL 10 Summary Balance Sheet Capitalization ($ in millions) SUMMARY CAPITALIZATION AS OF 12/31/09 FINANCIAL STATISTICS 2010E EBITDA $158.7 Book Value S & P Interest Annual 12/31/09 Rating Rate Interest Maturity CREDIT STATISTICS Cash and Equivalents $38.8 12/31/09 Total Debt/ 2010E EBITDA 3.36x 12/31/09 Net Debt / 2010E EBITDA 3.12 Outstanding Debt 2010E EBITDA / Interest 2.90 Notes Payable and Bank Overdrafts $54.1 NR NA $5.5 (c) < 1 year Danfoss A/S Unsecured Term Loan and Revolver 473.2 NR L + 1,000bps (b) 48.5 04/11 Other Borrowings 5.9 NR NA 0.6 (c) Various Availability under Danfoss A/S Revolving Credit Facility $162.7 (d) Total Debt $533.2 $54.7 Available Cash and Equivalents 38.8 Total Liquidity $201.5 Stockholders' Equity 91.9 Total Capitalization $625.1 (a) With the recent financing increase of $150 million provided by Danfoss in November 2009, the company believes it has sufficient liquidity cushion to weather any potential further downturn in 2010 (a) Source: Management forecasts as of 3/1/2010. (b) Under new Credit Agreement with Danfoss A/S as entered on November 9, 2009. (c) Assumes same interest rate as Danfoss A/S Revolving Credit Facility. (d) Assumes $690m total availability under new Credit Agreement with Danfoss A/S.

CONFIDENTIAL 11 Financial Analysis: Summary ($ in millions, except per share data) BASIS PRICE PER SHARE RANGE COMMENTS DISCOUNTED CASH FLOW 6.0x – 7.5x EBITDA Terminal Value 11% – 12% WACC $11.08 $16.17 Based on management forecast PUBLIC COMPARABLES (2010E) 8.0x – 9.0x 2010E EBITDA 2010E EBITDA: $159 $14.58 $17.82 PUBLIC COMPARABLES (2011E) 7.0x – 8.0x 2011E EBITDA 2011E EBITDA: $172 $13.18 $16.69 Comparable multiples of hydraulics peers, customers, and mid-cap industrials used as reference PRECEDENT TRANSACTIONS 0.90x – 1.20x 2009A Revenue 2009A Revenue: $1,159 $17.06 $9.94 Relevant precedent hydraulics transactions since 2000 Used revenue multiples, as 2009/LTM EBITDA depressed MINORITY BUY-IN PREMIUMS 30% – 45% Premium to Unaffected Prices (1 Day, 1 Week, 4 Weeks Prior) $10.97 $13.33 Relevant minority buy-in transactions since 2005 Price per Share $7.50 $10.00 $12.50 $15.00 $17.50 $20.00 Current Offer: $13.25 Current Price: $12.11

CONFIDENTIAL 12 DCF Analysis: Management Forecast ($ in millions, except per share data) 2010E 2011E 2012E Sales $1,340 $1,434 $1,555 % growth 15.7% 7.0% 8.4% EBIT $56 $76 $108 % margin 4.2% 5.3% 6.9% EBITDA $159 $172 $202 % margin 11.8% 12.0% 13.0% Less: Taxes (18) (25) (35) Unlevered Net Income $38 $51 $73 Plus: D&A 103 96 94 Less: Change in NWC (28) (2) (7) Less: CapEx (30) (41) (47) Unlevered Free Cash Flow $83 $104 $113 Discount NPV of NPV of Terminal Value Rate UFCF At EBITDA Exit Multiple of: 6.00x 6.75x 7.50x 6.00x 6.75x 7.50x 11.0% $241 $885 $996 $1,106 $1,126 $1,237 $1,348 11.5% 239 873 982 1,092 1,112 1,221 1,331 12.0% 237 862 969 1,077 1,098 1,206 1,314 Terminal Value as % of Enterprise Value 6.00x 6.75x 7.50x 6.00x 6.75x 7.50x 78.6% 80.5% 82.1% 1.5% 2.5% 3.3% 78.5% 80.4% 82.0% 2.0% 2.9% 3.7% 78.4% 80.4% 82.0% 2.4% 3.4% 4.2% 6.00x 6.75x 7.50x 6.00x 6.75x 7.50x $569 $680 $791 $11.65 $13.91 $16.17 555 664 774 11.36 13.59 15.83 541 649 757 11.08 13.28 15.48 Total Enterprise Value Implied Perpetuity Growth Implied Equity Value Implied Price Per Share Source: Management forecasts as of 3/1/2010.

SAUER DANFOSS
CONFIDENTIAL

Public Market Valuation (2011E Basis)

($ in millions, except per share data)

	Sauer-Danfoss				Hydraulics Peers: Eaton	Hydraulics Peers: Parker-Hannifin	Selected Customers [a]	Mid-Cap Industrials [b]
Price Per Share		**$13.18**	**$14.94**	**$16.69**	**$71.54**	**$62.07**	--	--
Equity Value		644	730	816	11,965	10,505	--	--
Enterprise Value		**$1,201**	**$1,287**	**$1,373**	**$14,700**	**$11,828**	--	--
EV as Multiple of:								
Revenue								
2008A	$2,091	0.57x	0.62x	0.66x	0.96x	1.05x	0.59x	1.00x
2009A	1,159	1.04	1.11	1.18	1.24	1.18	1.03	1.23
2010E	1,340	0.90	0.96	1.02	1.14	1.17	0.97	1.31
2011E	1,434	0.84	0.90	0.96	1.04	1.08	0.87	1.12
EBITDA								
2008A	$221	5.4x	5.8x	6.2x	7.5x	7.8x	6.2x	7.1x
2009A	(26)	NM	NM	NM	14.2	10.1	8.4	9.8
2010E	159	7.6	8.1	8.7	9.5	9.3	9.4	9.3
2011E	172	7.0	7.5	8.0	8.0	7.7	8.4	7.7
Memo:								
Growth CAGR 2009E-2011E	*8.9%*				*9.2%* [c]	*4.4%* [c]	*8.7%*	*5.6%*
EBITDA Margin 2010E	*9.7%*				*11.9%* [c]	*12.7%* [c]	*8.8%*	*14.0%*

Source: Management forecasts as of 3/1/2010. Company filings.
Note: EBITDA adjusted to exclude one-time charges.
(a) Selected Customers include AGCO, Cargotec, Caterpillar, CNH, Deere, Doosan Infracore, Haulotte, Manitou, Oshkosh, Palfinger, Terex, and Toro.
(b) Mid-Cap Industrials include A.O. Smith, Actuant, Astec, Baldor, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Robbins & Myers.
(c) Growth and margin figures for total company.

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CONFIDENTIAL 14 Public Market Valuation (2010E Basis) ($ in millions, except per share data) Hydraulics Peers Parker- Selected Mid-Cap Eaton Hannifin Customers (a) Industrials (b) Price Per Share $14.58 $16.20 $17.82 $71.54 $62.07 -- -- Equity Value 713 792 871 11,965 10,505 -- -- Enterprise Value $1,270 $1,349 $1,428 $14,700 $11,828 -- -- Sauer-Danfoss EV as Multiple of: Revenue 2008A $2,091 0.61x 0.65x 0.68x 0.96x 1.05x 0.59x 1.00x 2009A 1,159 1.10 1.16 1.23 1.24 1.18 1.03 1.23 2010E 1,340 0.95 1.01 1.07 1.14 1.17 0.97 1.31 2011E 1,434 0.89 0.94 1.00 1.04 1.08 0.87 1.12 EBITDA 2008A $221 5.7x 6.1x 6.5x 7.5x 7.8x 6.2x 7.1x 2009A (26) NM NM NM 14.2 10.1 8.4 9.8 2010E 159 8.0 8.5 9.0 9.5 9.3 9.4 9.3 2011E 172 7.4 7.9 8.3 8.0 7.7 8.4 7.7 Memo: Growth CAGR 2009E-2011E 8.9% 9.2% 4.4% 8.7% 5.6% EBITDA Margin 2010E 9.7% 11.9% 12.7% 8.8% 14.0% (c) (c) (c) (c) Source: Management forecasts as of 3/1/2010. Company filings. Note: EBITDA adjusted to exclude one-time charges. (a) Selected Customers include AGCO, Cargotec, Caterpillar, CNH, Deere, Doosan Infracore, Haulotte, Manitou, Oshkosh, Palfinger, Terex, and Toro. (b) Mid-Cap Industrials include A.O. Smith, Actuant, Astec, Baldor, CLARCOR, Colfax, Crane, Franklin Electric, Graco, Kaydon, Lindsay, Manitowoc, RBC Bearings, Regal-Beloit, and Robbins & Myers. (c) Growth and margin figures for total company.

CONFIDENTIAL 15 Private Market Valuation ($ in millions, except per share data) Hydraulics Transactions Parker- Bosch / Argan Parker- Sauer / Hannifin / Hägglunds Capital / Hannifin / Danfoss Commercial Drives Faster Denison Fluid Intertech (07/08) (10/07) (12/03) (01/00) (01/00) Price Per Share $9.94 $13.50 $17.06 Equity Value 486 660 834 Enterprise Value $1,043 $1,217 $1,391 $721 $196 $198 $304 $473 Sauer-Danfoss EV / Revenue 2008A $2,091 0.50x 0.58x 0.67x 2009A 1,159 0.90 1.05 1.20 2.16x 2.38x 1.13x 0.94x 0.88x 2010E 1,340 0.78 0.91 1.04 2011E 1,434 0.73 0.85 0.97 EBITDA 2008A $221 4.7x 5.5x 6.3x 2009A (26) NM NM NM 9.3x 9.0x 8.2x 6.7x 7.4x 2010E 159 6.6 7.7 8.8 2011E 172 6.1 7.1 8.1 Memo: % Growth 8.9% 14.8% 9.0% 11.1% NA NA EBITDA Margin 9.7% 23.8% 26.3% 13.8% 14.0% 11.9% Source: Management forecasts as of 3/1/2010, company filings, and press releases. Note: EBITDA adjusted to exclude one-time charges. (a) Represents value allocated to shares purchased directly from Sauer Holdings.

CONFIDENTIAL 16 Minority Buy-In Premiums Analysis: Last 5 Years Key assumptions for precedents include: Pending and completed transactions announced since January 1, 2005 Minority buy-in transactions (U.S. public targets) with transaction values in excess of $40 million — 100% cash consideration — At least 51% held at announcement and 100% ownership after transaction — Excludes bank and REIT transactions SUMMARY MINORITY BUY-IN PREMIUMS % Change Initial to Offer Premium Final Offer 1-Day 1-Week 4-Week High 94% 131% 150% 174% Median 13% 38% 41% 31% Mean 19% 45% 47% 42% Low (19%) 7% (8%) (7%) Implied SHS Equity Value Per Share 1-Day 1-Week 4-Week ($8.44) ($9.19) ($8.95) 30% $10.97 $11.95 $11.64 35% 11.39 12.41 12.08 40% 11.82 12.87 12.53 45% 12.24 13.33 12.98 2005 - Present (15 Transactions) Premium to Unaffected Sauer-Danfoss Share Price: